Exhibit 3.7.1

CERTIFICATE OF AMENDMENT OF
BYLAWS OF
PATRIOT SCIENTIFIC CORPORATION

I hereby certify that I am the duly elected, qualified and acting Secretary of Patriot Scientific Corporation, a Delaware corporation (the “Corporation”), and that the Board of Directors of the Corporation adopted a resolution amending the Bylaws of the Corporation at a duly held meeting of the Board of Directors on November 4, 2010:

1.   The Corporation’s Bylaws (the “Bylaws”) are hereby amended by deleting Section 3.01 of Article III thereof in its entirety and inserting the following in lieu thereof:

"3.01  Annual Meeting.  The annual meeting of the shareholders shall be held between the 90th and 180th day after the Company's tax year end, at such date and time as is designated from time to time by the Board of Directors and stated in the notice of the meeting.  Such annual meeting shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors.  Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law.  If so authorized, and subject to such guidelines and procedures as the board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.  Any adjourned session of any meeting shall be held at the place designated in the vote of adjournment.  At each annual meeting the shareholders shall elect a Board of Directors in accordance with the Charter and shall transact such other business as may properly be brought before the meeting.”

2.           The provisions of the Bylaws of the Corporation shall remain in full force and effect except as expressly modified herein.

I hereby certify that the foregoing is a true and correct copy of the Amendment to the Bylaws of the Corporation which was adopted at a meeting of the Board of Directors held on November 4, 2010.

WITNESS my signature this 9th day of November, 2010.

By:
Name:
Its: